Exhibit 99.1


             Team, Inc. Reports Strong Second Quarter Profit Growth


     ALVIN, Texas--(BUSINESS WIRE)--Jan. 4, 2006--Team Inc., (AMEX:TMI) today reported income from continuing operations of $3.8 million, or $0.41 per diluted share, for its second quarter ending November 30, 2005. Net income from continuing operations increased 169% from the corresponding prior year period in which Team earned $1.4 million, or $0.16 per diluted share. For the quarter, Team's revenues improved 39% to $67.0 million, operating profits grew 143% to $7.1 million, and operating profit margin was 11% compared to 6% in the prior year quarter.
     For the year-to-date period, Team's net income was $4.4 million, or $0.47 per diluted share, up 154% from the corresponding prior year period. Year-to-date revenues increased 55% to $121.2 million, operating profits improved 154% to $8.8 million, and operating profit margin was 7% compared to 4% in the prior year-to-date period. Team acquired the assets of Cooperheat-MQS during the first quarter of the last fiscal year, affecting the comparability of some of the year-to-date results.
     "We are pleased with the strong operating performance in the most recent quarter," said Phil Hawk, Team's Chairman and CEO. "Several factors contributed to this performance including the broader business base as a result of last year's acquisition, significantly improved margins in the acquired business, and strong organic revenue growth in nearly all aspects of our industrial services business," said Hawk.

     Industrial Services Business Segment

     For the most recent quarter, Team Industrial Services segment revenues were $67.0 million, up 39% from the prior year quarter. Operating income for the segment was $9.4 million, up $4.7 million or a 98% increase over last year's quarter. Operating profit percentage for the segment was 14% versus 10% for last year's second quarter.
     Both the TMS and TCM divisions, and nearly all geographic regions and service lines within these divisions, contributed to Team's strong revenue growth during the quarter. TCM Division (Team's NDE inspection and field heat treating service lines) revenues for the quarter were $38.3 million, a 45% improvement over the prior year quarter. TMS Division (Team's mechanical service lines of leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting, and field valve repair) revenues for the quarter were $28.7 million, up 31% from the prior year quarter. The revenues for all service lines were well ahead of the prior year quarter. All geographic regions in both divisions, except one, experienced revenue growth in the quarter. The company believes that the growth reflects strong market demand driven in part by very robust customer profit margins in several key segments, combined with Team's continued market share growth. This growth is driven by outstanding service performance and ongoing customer strategies to consolidate service procurement with fewer, larger multi-service, multi-location service companies. For the quarter, Hurricanes Katrina and Rita depressed overall revenues slightly due to the temporary disruptions and the inability to perform any work at several major facilities. However, offsetting increases in work related to storm damage repairs are expected over the next several quarters.
     The segment's 14% operating profit margin was up significantly from the prior year and almost back to pre-acquisition levels. The biggest improvement for the quarter was in TCM branches, which are benefiting from the completion of integration activities related to the Cooperheat acquisition, growing familiarity with Team systems and management tools, and increasing commercial business momentum. "Our recent performance has affirmed two key premises to our longer-term strategy," said Hawk. "First, we demonstrated our continuing ability to organically grow all aspects of our business at attractive growth rates. Second, while we have not yet fully achieved expected levels of performance, we also confirmed our ability to earn attractive profit margins in our newly acquired branches in the TCM division."

     Climax Discontinued Operations and Business Sale

     As previously announced, Team sold Climax Portable Machine Tools, Inc. (the entire Equipment Sales and Rental business segment) on November 30, 2005. The operating results for the quarter and year-to-date have been reclassified as discontinued operations. Team remains responsible for certain post-sale Climax business expenses, including accounts receivable collections, product warranty and liability expenses. The company believes it has set up adequate reserves for these expenses. The pre-tax operating loss for this business was $131,000 and $78,000 for the second quarter and year-to-date periods, respectively, which is net of $150,000 of costs associated with assumed liabilities for both the quarter and year-to-date periods, as well as interest expense allocated of $237,000 for the quarter and $472,000 for the six month year-to-date period.
     The sale of the Climax operations resulted in a net pre-tax gain of about $1.5 million. However, because of the significant difference in book and tax basis of assets, the effective tax rate on the gain is nearly 100%, resulting in deminimus results from discontinued operations. "In the December 1, 2005 press release announcing the sale of Climax, we indicated that the sale would result in a gain of about $0.05 per share," said Hawk. "However, the tax basis difference was more than originally estimated, which resulted in the elimination of the gain."

     Outlook for the Remainder of FY2006

     The Company remains comfortable with its previously issued full year guidance for FY 2006 ending May 31, 2006 of $1.15 to $1.30 per share.

     Earnings Conference Call

     In connection with this earnings release, the Company will hold its quarterly conference call on Thursday, January 5, 2006, at 10:00 a.m. Central Time (11:00 a.m. Eastern). The call will be broadcast over the web and can be accessed on Team's website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone can call 1-888-896-0862 and ask to join the Team IR call.
     Team, Inc. is a professional, full-service provider of specialty industrial services. Team's current industrial service offering encompasses on-stream leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting, field valve repair, NDE inspection and field heat treating. All these services are required in maintaining high temperature, high pressure piping systems and vessels utilized extensively in the refining, petrochemical, power, pipeline, and other heavy industries. Team's inspection services also serve the aerospace and automotive industries. Headquartered in Alvin, Texas, the Company operates in over 50 customer service locations throughout the United States. The Company also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. Team, Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI".
     Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.



                           TEAM, INC. AND SUBSIDIARIES
                          SUMMARY OF OPERATING RESULTS

                     Three Months Ended          Six Months Ended
                        November 30,               November 30,
                  ------------------------- --------------------------
                      2005         2004         2005          2004
                  ------------ ------------ ------------- ------------

Revenues          $67,046,000  $48,385,000  $121,198,000  $78,175,000
Operating
 expenses          43,642,000   31,969,000    80,511,000   51,768,000
                  ------------ ------------ ------------- ------------
Gross Margin       23,404,000   16,416,000    40,687,000   26,407,000
Selling, general
 and
 administrative
 expenses          16,312,000   13,492,000    31,906,000   22,728,000
Non-cash G&A
 compensation
 cost                   5,000        5,000         9,000      228,000
                  ------------ ------------ ------------- ------------
Operating
 income--
 continuing
 operations         7,087,000    2,919,000     8,772,000    3,451,000
Interest expense,
 net                  942,000      625,000     1,779,000      816,000
                  ------------ ------------ ------------- ------------
Earnings from
 continuing
 operations
 before income
 taxes              6,145,000    2,294,000     6,993,000    2,635,000
Provision for
 income taxes       2,314,000      872,000     2,645,000    1,000,000
                  ------------ ------------ ------------- ------------
Income from
 continuing
 operations         3,831,000    1,422,000     4,348,000    1,635,000
                  ------------ ------------ ------------- ------------

Discontinued
 operations:
  Income (loss)
   from
   operations of
   discontinued
   segment           (131,000)      40,000       (78,000)     133,000
  Gain on sale of
   segment          1,494,000            -     1,494,000            -
                  ------------ ------------ ------------- ------------
    Earnings from
     discontinued
     operations
     before
     income taxes   1,363,000       40,000     1,416,000      133,000
  Provision for
   income taxes     1,389,000       15,000     1,410,000       52,000
                  ------------ ------------ ------------- ------------
    Income (loss)
     from
     discontinued
     operations       (26,000)      25,000         6,000       81,000
                  ------------ ------------ ------------- ------------

Net income         $3,805,000   $1,447,000    $4,354,000   $1,716,000
                  ============ ============ ============= ============

Earnings per
 common share:

  Continuing
   operations
      Basic             $0.46        $0.18         $0.52        $0.20
                  ============ ============ ============= ============
      Diluted           $0.41        $0.16         $0.47        $0.18
                  ============ ============ ============= ============

  Discontinued
   operations
      Basic            $(0.00)       $0.00         $0.00        $0.01
                  ============ ============ ============= ============
      Diluted          $(0.00)       $0.00         $0.00        $0.01
                  ============ ============ ============= ============

  Net income
      Basic             $0.46        $0.18         $0.52        $0.21
                  ============ ============ ============= ============
      Diluted           $0.41        $0.16         $0.47        $0.19
                  ============ ============ ============= ============

Weighted average
 number of shares
 outstanding:
  Basic             8,361,000    8,142,000     8,312,000    8,104,000
                  ============ ============ ============= ============
  Diluted           9,292,000    9,016,000     9,205,000    8,933,000
                  ============ ============ ============= ============

Revenues
 comprised of:
   TMS            $28,738,000  $21,932,000   $53,145,000  $41,302,000
   TCM             38,308,000   26,453,000    68,053,000   36,873,000
                  ------------ ------------ ------------- ------------
                  $67,046,000  $48,385,000  $121,198,000  $78,175,000
                  ============ ============ ============= ============

Operating
 income--
 continuing
 operations
 comprised of:
  Industrial
   Services        $9,441,000   $4,770,000   $14,102,000   $6,695,000
  Corporate costs  (2,354,000)  (1,851,000)   (5,330,000)  (3,244,000)
                  ------------ ------------ ------------- ------------
                   $7,087,000   $2,919,000    $8,772,000   $3,451,000
                  ============ ============ ============= ============


                           TEAM, INC. AND SUBSIDIARIES
                 SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
                          NOVEMBER 30 AND MAY 31, 2005

                                            Nov. 30        May 31
                                              2005          2005
                                         -------------- -------------

Cash                                        $2,855,000    $3,993,000

Accounts Receivable                        $68,603,000   $59,364,000

Other current Assets                       $14,610,000   $12,168,000

Current assets of discontinued operations           $-    $5,486,000

                                         -------------- -------------
    Current assets                         $86,068,000   $81,011,000

Net property, plant and equipment          $24,992,000   $24,378,000

Non current assets of discontinued
 operations                                         $-    $7,883,000

Other non-current assets                   $29,713,000   $30,054,000
                                         -------------- -------------
    Total assets                          $140,773,000  $143,326,000
                                         ============== =============

Current maturities of long-term debt        $4,578,000    $3,835,000

Accounts payable and other current
 liabilities                                $30,690,000   $26,807,000

Current liabilities of discontinued
 operations                                         $-    $1,281,000
                                         -------------- -------------
    Total current liabilities              $35,268,000   $31,923,000

Long term debt                             $48,425,000   $59,907,000

Other non-current liabilities and taxes     $2,252,000    $2,554,000

Stockholders' equity                       $54,828,000   $48,942,000
                                         -------------- -------------
Total liabilities and stockholders'
 equity                                   $140,773,000  $143,326,000
                                         ============== =============




     CONTACT: Team Inc.
              Philip J. Hawk or Ted W. Owen, 281-331-6154